EXHIBIT 99.1
NEWS
MEDIA CONTACTS:
Dell Inc.
Rainer von Mielecki, Dwayne Cox
+44 (0) 134437 2550, (512) 992-8248
rainer_vonmielecki@dell.com
dwayne_cox@dell.com
INVESTOR CONTACTS:
Dell Inc.
Lynn Tyson, Rob Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
Corporate Express
Carl Hoyer
31 20 651 10 42
ir@cexpgroup.com
DELL PLANS TO ACQUIRE ASAP SOFTWARE
ROUND ROCK, Texas, and BUFFALO GROVE, Ill. – August 2, 2007 — Dell announced today that it has entered into an agreement to acquire ASAP Software, a leading software solutions and licensing services provider and a subsidiary of Corporate Express.
     The acquisition will strengthen Dell’s existing software business by integrating ASAP’s complementary expertise in managing software licensing, purchasing, renewals, and compliance.
     Under the agreement, Dell will purchase ASAP for approximately $340 million. The acquisition is subject to regulatory approvals and customary closing conditions. It is anticipated to close during Dell’s fiscal third quarter.
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          “Merging Dell’s software business with ASAP is part of our effort to re-invent and simplify the way our customers get access to IT,” said Paul Bell, senior vice president and president, Dell Americas. “After the acquisition is completed, our customers will have one of the world’s leading software solutions providers as a single point of expertise and accountability for software licensing, compliance, renewal and asset management.”
          ASAP is a provider of IT products and services to corporations and government organizations. Its subsidiary, License Technologies Group, specializes in licensing and e-commerce services for software publishers and their partners. Dell is increasingly being asked by corporate, government and institutional customers to deliver solutions that simplify software management. The ASAP acquisition is a key step in answering the needs of Dell customers.
          “Maximizing the value of our customers’ technology investment is a hallmark of ASAP,” said Paul Jarvie, ASAP president. “We’re excited about the opportunity to leverage the systems, processes, and teams we’ve developed over the past 23 years to serve Dell customers.”
          The acquisition of ASAP furthers Dell’s long-term initiative to radically simplify IT for customers by removing cost and complexity and making technology more efficient, manageable and flexible. Dell’s strategy, developed through millions of direct conversations with customers, is based on a set of core beliefs that:
•	Information technology shouldn’t be as complex as it is.

•	Customers should spend less on maintaining IT and more on innovation.

•	Every IT project should not require an army of consultants.

•	Computing should have minimal environmental impact.

•	Superior information drives efficiency in an IT environment.
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About Dell
     Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.
About ASAP
     ASAP provides IT products and services to corporations and government agencies headquartered in North America and Europe. Since its founding in 1984, the company has helped thousands of clients evaluate, purchase, deploy, and manage their software assets. Its expertise in volume licensing and innovative asset management solutions makes ASAP the single-source provider of choice for organizations whose objective is to maximize the value of their technology investments. With over 600 employees, ASAP serves customers through sales offices in 48 locations across North America and Europe. For more information, visit www.asap.com.
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